Exhibit 99.1
Update on SEC Investigation of First BanCorp
2005-10-21 19:12 (New York)
     SAN JUAN, Puerto Rico, Oct. 21 /PRNewswire-FirstCall/ — First BanCorp (NYSE: FBP) announced that the Securities and Exchange Commission has issued a formal order of investigation in its investigation into First BanCorp. The investigation, which stems out of an informal inquiry announced by the Company in late August 2005, appears to relate to, among other things, transactions in which First Bank acquired a substantial number of mortgage loans from other Puerto Rican financial institutions. The Company is cooperating with the SEC’s investigation.
     The Audit Committee of First BanCorp’s Board of Directors has been looking into the mortgage transactions and the proper accounting treatment of them since shortly before the Company learned of the SEC’s initial inquiry into First BanCorp. The Audit Committee is also reviewing other possible accounting and financial controls issues, and it is possible that the Committee may also determine to review other issues as well. The Committee has retained independent counsel and forensic accounting advisers to assist in this review. The Committee and its counsel are cooperating with, and providing information to, the SEC staff.
     One issue under review by the Audit Committee is whether the mortgage transactions at issue were properly classified for accounting purposes as purchases of the mortgage loans by First Bank or whether they should have been treated as loans by First Bank to the other financial institutions, secured by the mortgages. Although the Company’s accounting analysis is not complete, First Bank has concluded that most of its transactions with one financial institution, R&G Mortgage Corp, did not qualify as true sales as a legal matter. Accordingly, these transactions may need to be accounted for as a secured loan to that financial institution. As a result, First BanCorp may be required to restate its previously issued financial statements for the period from 2000 through the first quarter of 2005.
     Any reclassification of the transactions as secured loans rather than as purchases of mortgages would affect the notes to the Company’s financial statements as well as the Company’s presentation of its cash flow from investing activities. The Company is reviewing the adequacy of its allowance for loan losses relating to the potential reclassified secured loans as well as the regulatory capital implications of the reclassifications. Any need to change the allowance for loan losses would impact previously reported net income and loans net of allowance for loan losses.
     The analysis of the mortgage transactions with other financial institutions, including Doral Financial Corporation, is not complete. To the extent that the Company concludes that any transactions are considered to be true sales, it also will need to determine whether such transactions include various terms that should have been accounted for as derivatives. Any need to restate historical financial statements to reflect such derivatives could substantially decrease or increase First BanCorp’s net income for particular periods between 2000 and the first quarter of 2005. The Audit Committee’s continuing review of this matter as well as other matters may result in the need for the Company to restate its financial statements.
SOURCE First BanCorp
CONTACT:
Luis M. Cabrera, Interim Chief Financial Officer of First BanCorp, +1-787-729-
8110, luis.cabrera@firstbankpr.com
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